UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CELADON GROUP, INC.
 (Exact name of registrant as specified in its charter)

Delaware	13-3361050
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9503 East 33rd Street, Indianapolis, IN 46235
 (Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.            ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.                        ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.          ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Junior Participating Preferred Stock Purchase Rights
(Title of class)

CELADON GROUP, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note:

This Form 8-A/A (Amendment No. 2) further amends the Registration Statement on Form 8-A filed on August 10, 2018 by Celadon Group, Inc., a Delaware corporation (the “Company”), with respect to the rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) that were issued under the Section 382 Tax Benefits Preservation Plan, dated as of August 9, 2018 (the “Tax Benefits Preservation Plan”), by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Tax Benefits Preservation Plan.

Item 1.          Description of Registrant’s Securities to be Registered.
As previously disclosed, on July 31, 2019, the Company entered into a Warrant Purchase Agreement (the “Purchase Agreement”) with Luminus Energy Partners Master Fund Ltd. (“Luminus”) pursuant to which Luminus acquired (i) an immediately exercisable warrant to purchase 16,000,000 shares of the Company’s Common Stock, par value $0.033 per share (the “Common Stock”), or the Company’s Series B Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), convertible into Common Stock (the “Initial Warrant”) and (ii) a warrant to purchase 5,472,845 shares of Common Stock, or Series B Preferred Stock convertible into Common Stock, that becomes exercisable only upon a Change in Control, as defined in such warrant (the “Change in Control Warrant” and, together with the Initial Warrant, the “Luminus Warrants”). The number of shares of Common Stock or Series B Preferred Stock underlying the Luminus Warrants is subject to adjustment under certain circumstances, as further described in the Luminus Warrants.
On August 29, 2019, as contemplated by Section 6.5 of the Purchase Agreement, the Board of Directors (the “Board”) of the Company approved Amendment No. 1 (the “First Amendment”) to the Company’s Tax Benefits Preservation Plan, dated as of August 9, 2018 (the “Tax Benefits Preservation Plan”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”) for the purpose of amending the Tax Benefits Preservation Plan to (i) render it inapplicable to the Purchase Agreement, the execution thereof, the public disclosure thereof, and the performance and consummation of the transactions contemplated thereby, including, without limitation, the issuance of, or the right to be issued, the Luminus Warrants to Luminus and any acquisition of Beneficial Ownership (as defined in the Tax Benefits Preservation Plan) by Luminus of any shares of Common Stock or Series B Preferred Stock upon the exercise of the Luminus Warrants or otherwise pursuant to the Purchase Agreement, and any shares of Common Stock which may be acquired by Luminus upon the conversion of the Series B Preferred Stock into Common Stock; and (ii) exempt Luminus and its affiliates from the Tax Benefits Preservation Plan for all purposes. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Tax Benefits Preservation Plan.

In particular, the First Amendment provides that (i) Luminus and its affiliates shall be Exempt Persons under the Tax Benefits Preservation Plan for all purposes, including, without limitation, as a result of the consummation of the transactions contemplated by the Purchase Agreement, the issuance of, or the right to be issued, the Luminus Warrants to Luminus, the exercise by Luminus of the Luminus Warrants, the acquisition by Luminus of Beneficial Ownership of shares of Common Stock or Series B Preferred Stock issued or issuable upon the exercise of the Luminus Warrants, the conversion by Luminus of, or right to convert, any shares of Series B Preferred Stock acquired upon the exercise of the Luminus Warrants into Common Stock, any other acquisition by Luminus or any of its affiliates of, or the right to acquire, Beneficial Ownership of shares of Common Stock, Series B Preferred Stock, or other equity securities of the Company, or any acquisition by Luminus or any of its affiliates of, or the right to acquire, any derivative securities (as defined under Rule 16a-1 under the Securities Exchange Act of 1934, as amended) that derive their value from the value of any equity security of the Company, and (ii) a Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event, or Triggering Event shall not be deemed to occur solely by virtue of, or a result of, any of the events described in the immediately preceding clause (i), in each case as set forth in the First Amendment.
The foregoing description of the First Amendment is qualified in its entirety by reference to the full text of each of (i) the Tax Benefits Preservation Plan, which was attached as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A as originally filed with the Securities and Exchange Commission on August 10, 2018 and is incorporated herein by reference, and (ii) the First Amendment, which is filed as Exhibit 4.5 to this Amended Registration Statement on Form 8-A/A and is incorporated herein by reference.
Item 2.          Exhibits.
Exhibit	Description
4.5
Amendment No. 1, dated as of August 29, 2019, to the Tax Benefits Preservation Plan, dated as of August 9, 2018, by and between Celadon Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference from Exhibit 4.5 to the Current Report on Form 8-K filed by Celadon Group, Inc. with the Securities and Exchange Commission on September 5, 2019).

SIGNATURE
           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
CELADON GROUP, INC.
(Registrant)

Date: September 5, 2019	By:	/s/ Vincent Donargo
Vincent Donargo Chief Financial Officer